SCHEDULE TO THE
                      INVESTMENT ADVISORY AGREEMENT BETWEEN
                       THE ARBOR FUND AND HORIZON ADVISERS
                             AMENDED AUGUST 13, 2001

Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

        PORTFOLIO                                            FEE
        ---------                                            ---
        Treasury Securities Money Market Fund                0.40%
        Tax Exempt Money Market Fund                         0.50%
        Strategic Income Bond Fund                           0.60%
        Value Fund                                           0.80%
        Growth Fund                                          0.80%
        Burkenroad Reports Fund                              0.95%